Exhibit 14.1

Racino Royale, Inc.

Code of Business Conduct

1. Introduction

In this Code of Business Conduct ("the Code"), the terms "Racino" and "Company" mean Racino Royale, Inc. and all of its subsidiaries. The policies and procedures set forth in this Code govern the conduct of every aspect of the business of Racino. While this Code provides a brief summary of the standards of conduct that are the foundation of Racino's business operations, it is not possible to cover all situations confronting Racino personnel in the day to day conduct of their many activities. Racino must rely on the individual judgment, common sense and personal ethical standards of all personnel to maintain a high standard of honesty and integrity in the conduct of Racino business.

This Code applies to all members of the Board of Directors (the "Board," with the members referred to herein as "Directors"), officers and employees of Racino and to all Racino business locations. Any violation of this Code must be promptly reported to management at the appropriate level, including, if necessary and appropriate, to a supervisor, the President, a Director or Directors, or a member or members of the Audit Committee of the Board (the "Audit Committee"). The confidentiality of a report and the reporting person will be protected to the extent possible, consistent with the law and the requirements necessary to conduct an effective investigation of the conduct or matter, and no reporting person will suffer retaliation because of a report he or she makes in good faith and with respect to conduct or a matter which the reporting person reasonably believes constitutes a violation of this Code (except that appropriate disciplinary action may be taken against the reporting person if such person was involved in the violation).

2. General Policy

It is the policy of Racino to conduct its business in compliance with applicable governmental laws, rules and regulations, with honesty and integrity, in a manner which demonstrates respect for all people and with a strong commitment to the highest standards of ethics. Racino demands high standards of integrity and sound ethical judgment from its personnel at all times, and in performing their work for Racino all personnel must comply with all applicable governmental laws, rules and regulations.

3. Conflicts of Interest

Directors, officers and employees of Racino have a duty to avoid financial, business or other personal interests or relationships which might interfere, or even appear to interfere, with the interests of Racino or make it difficult to perform their Racino duties objectively and effectively. Directors, officers and employees should conduct themselves in a manner that avoids even the appearance of a conflict between their personal interests and those of the Company.

A conflict of interest situation may arise in many ways. It is not possible to discuss every circumstance that may lead to a conflict of interest, but the following examples are illustrative:

(a) Owning or holding a substantial financial interest in a company which has material business dealings with Racino or which engages in any significant field of activity engaged in by Racino.

(b) Acting as a director, officer, consultant or employee for any business enterprise with which Racino has a competitive or significant business relationship, unless so requested or approved by the Company.

(c) Accepting gifts, payments, or services of significant value from those seeking to do business with Racino.

(d) Knowingly competing with Racino in the purchase or sale of property or diverting from Racino a business opportunity in which Racino has or is likely to have an interest.

(e) Placing of business with a firm owned or controlled by a Racino employee, officer or Director without the prior specific approval of the Audit Committee and the Board.

It is Racino's policy that actual or apparent conflicts of interest must be avoided, and any material transaction or relationship involving a potential conflict of interest must be approved in advance by the Board. In addition, all related party transactions of Racino must be reviewed and approved by the Audit Committee.

Conflicts of interest may also arise if an employee, officer or Director, or a member of his or her family, receives improper personal benefits as a result of his or her position with Racino. Company loans to or guarantees of obligations of such persons are of special concern, and personal loans to executive officers and Directors are prohibited by the Sarbanes-Oxley Act of 2002. It is Racino's policy that such conflicts of interest involving improper personal benefits are prohibited. No loans may be made to any person for the purpose of exercising incentive stock options granted by the Company.

4. Unauthorized Use of Company Property and Services

No employee, officer or Director may use any Company property or services for his or her own personal benefit, or for the personal benefit of anyone else. It should be noted that, with regard to some activities, there are both personal and Company benefits. These would include, for example, employee participation in continuing education programs. Therefore, any employee use of Company property or services which is not solely for the Company's benefit must be approved beforehand by the employee's immediate supervisor. Computer work stations and computer software are provided for the furtherance of Company business only. The Company's computer facilities should not be utilized for individual or outside projects for any purpose without the specific permission of your immediate supervisor. The Company's software programs are in many instances proprietary to the Company or are utilized by the Company through license and usage agreements with outside authors. Software programs should not be copied or transmitted by any means to any third party for private usage.

5. Accounting Records

Financial statements and the books and records on which they are based must accurately reflect all corporate transactions. All receipts and disbursements of Company funds must be properly recorded in the books, and records must disclose the nature and purpose of the Company's transactions. All records and transactions are subject to review by internal and external auditors. Full cooperation with the auditors is expected and under no circumstances will any relevant information be intentionally withheld from them.

The following requirements apply to all Company records:

(a) No undisclosed or unrecorded fund or asset of the Company shall be established for any purpose.

(b) No false or artificial entries shall be made in the books and records of the Company for any reason, and no employee or officer shall engage in any arrangement that results in such prohibited act.

(c) All transactions shall be executed in accordance with management's general or specific authorization.

(d) Transactions shall be properly recorded to permit preparation of financial statements in accordance with generally accepted accounting principles and to maintain accountability for assets.

(e) No payment on behalf of the Company shall be approved or made with the intention or understanding that any part of such payment is to be used for any purpose other than that described by the documents supporting the payment.

Where any person associated with the Company becomes aware of an example of a breach of the statements above, they should bring this breach to their immediate supervisors attention or to the attention of the audit committee.

6. Political Contributions and Activities

Racino encourages its employees to maintain an interest in political matters, but recognizes that participation in politics is primarily a matter of individual choice. Involvement and participation in political activities must be on an individual basis, on the employee's own time, and at the employee's own expense. Further, when an employee speaks on public issues, it must be made clear that comments or statements made are those of the individual and not the Company.

No Company funds or assets, including the work time of any employee, will be contributed, loaned, or made available, directly or indirectly, to any political party or the campaign of any candidate for political office.

7. Trade Secrets and Confidential Information

With regard to trade secrets and confidential information of Racino, employees must be guided by loyalty to Racino and prudence in maintaining the secrecy of such trade secrets and confidential information. Employees should take care to refuse to allow the public or any other company, including our competitors, to obtain improper access to trade secret and confidential information. The following policies should be followed:

(a) Confidential information and trade secrets should be discussed only on a need-to-know basis with other employees.

(b) Be careful to avoid inadvertent disclosures of information in the course of social conversations or normal business relations with suppliers and customers.

(c) Any disclosure of trade secret or confidential information outside of the Company should be done only when appropriate protective agreements have been signed which have been approved by Racino’s attorneys.

8. Employee Relations

Racino's policy is to provide good jobs and to operate under sound and legal personnel policies. Our objective is to be equitable and fair in the treatment of all our employees in all situations. This includes the following:

(a) The selection and placement of any employee is based on that employee's qualifications, and such decisions are always made without regard to race, religion, national origin, sex, age or physical or mental disabilities (so long as the employee/applicant is qualified for and can perform the job).

(b) Compensation shall be in accordance with the employee's contribution to the Company, and compensation decisions shall also be made entirely independent of the considerations listed above.

(c) The Company will make every effort to provide a safe and healthy work environment for all employees. The Company will not tolerate any sexual harassment in the workplace, and appropriate disciplinary action will be taken should any instances of sexual harassment be discovered.

9. Drug and Alcohol Abuse

Company policy precludes the use or possession of any illegal drugs on Company property. Employees are also prohibited from being on Company property under the influence of illegal drugs. Alcohol may not be brought or consumed on Company property without the consent of the executive officer of the Company and such consent will be given normally only for social functions such as a christmas party or retirement party, if then.

10. Consultants

Racino's policy is that all consultants that we retain should abide by the same code of business conduct as our employees. It is the responsibility of any Company employee retaining a consultant for any purpose to make sure the consultant is aware of our Code and agrees to abide by all of its provisions.

11. Disclosures in SEC Reports and Other Public Communications

The United States Securities and Exchange Commission (the "SEC") requires prompt public disclosure of material information about the Company. It is Racino's policy that all disclosures to the public, including disclosures in reports and documents that the Company files with or submits to the SEC, press releases, speeches and investor and other public communications by the Company, will be full, fair, accurate, timely and understandable.

12. Insider Trading

Directors, officers and employees must not use for personal gain, or reveal outside of the Company, material information which is neither known nor available to the general public. Where doubt exists as to the advisability or disclosure, employees should seek guidance from an executive officer of the Company.

13. Discipline and Compliance

Failure to comply with this Code may result in disciplinary actions, including warnings, suspensions, termination of employment or such other actions as may be appropriate under the circumstances. The responsibility for compliance with this Code, including the duty to seek interpretation when in doubt, rests with each person subject to this Code.

14. Searches

Racino policy allows the use of any lawful method of investigation which Racino believes is necessary to determine whether any person has engaged in conduct that interferes with or adversely affects Racino's business. This includes the theft of any Company property or any property of any Company employee or visitor. It also includes suspicion of possession of drugs, alcohol, firearms or anything else, the possession of which on Company property is prohibited or restricted. All Company employees are expected to participate in Racino's reasonable security efforts. Failure to do so may result in disciplinary action, including dismissal.

15. Questions and Interpretations

Routine questions concerning this Code should be directed to the employee's immediate supervisor. Requests for specific interpretations of this Code should be referred to any officer of the Company. The Code is intended to provide a general statement of Company policies and to provide guidance to Racino personnel. No representation is made, however, either express or implied, that the policies stated in the Code are all the relevant policies, nor that they are a comprehensive, full or complete explanation of the laws, rules and regulations which are applicable to the Company and its personnel.

16. Changes to or Waivers from the Code

The Board shall review this Code as circumstances dictate, and when necessary or desirable amend the Code to ensure that Racino continues to comply with applicable laws, rules and regulations, including those of the SEC.

Any changes to this Code and any waiver from this Code, including an implicit waiver resulting from inaction with respect to a reported or known violation of this Code, for an executive officer or Director of Racino may be made only by the Board in writing and shall be promptly disclosed to Racino’s corporate counsel, shareholders and others as required by law and SEC rules and regulations. Any other change or waiver may be made only by an executive officer of Racino or the Board.

17. Summary

It is expected that all Racino personnel will transact the Company's business with the highest standards of integrity. By maintaining a sensitivity to and an awareness of the ethical aspects of business, we can ensure that our business conduct in all respects is exemplary. Racino and its employees enjoy an outstanding reputation. Adherence to this Code will uphold and enhance that reputation.